Exhibit 10.2

NON-COMPETITION AGREEMENT

and

RELEASE AND WAIVER OF CLAIMS

THIS IS A NON-COMPETITION AGREEMENT and RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as “Agreement”) made this 1st day of July 2011, by and between CDI Corporation (hereinafter referred to as “Company”) and Joseph R. Seiders (hereinafter referred to as “Seiders”) which is entered into in connection with the termination of Seiders’ role as Chief Legal Officer and Secretary as of May 17, 2011 and Seiders’ employment with Company as of September 30, 2011 (“Termination Date”).

1. Consideration.

(a)	As consideration for Seiders’ continued employment, Company agrees to pay Seiders the amount set forth in paragraph 2, below.

(b)	As consideration for Seiders’ non-competition and release undertakings and his other undertakings set forth herein and pursuant to the terms of the Company’s Executive Severance Arrangement, Company agrees to pay Seiders twenty six bi-weekly payments of $11,025.60 each beginning October 1, 2011. Such bi-weekly payments will be made in conjunction with Company’s regular pay cycle and for any bi-weekly period in which Seiders is not required to be paid pursuant to the foregoing for two full weeks (i.e., the first and last pay cycle of this period), his bi-weekly payment may be prorated accordingly so that the total payments over the twelve month period are equal to $286,665.60.

(c)	Beginning on the first of the month following the Termination Date and continuing for twelve months, Company agrees to pay the same portion of the premium for Health Benefits coverage for Seiders and Seiders’ current eligible dependents that Company was paying immediately prior to the Termination Date, so long as Seiders continues to pay the regular employee share of such premium. When Seiders becomes eligible for COBRA, effective May 1, 2012, this payment will be contingent upon Seiders electing the COBRA coverage and will continue for so long as Seiders maintains COBRA coverage but not beyond the twelve month period ending October 31, 2012. Nothing in this Section shall be deemed to require the Company to reimburse Seiders for any deductibles, co-pays or other similar type payments incurred by Seiders relating to the Health Benefits. Following the twelve month period after the Termination Date, Seiders shall be responsible for the full COBRA cost of the group health plan benefits for himself and his eligible dependents through the remainder of his COBRA eligibility period (October 31, 2013).

BDS	JRS
Company	Seiders

(d)	Continue Seiders Basic Life Insurance coverage through the earlier of the twelve month anniversary of the Termination Date or the date on which Seiders secures new employment.

(e)	Pay for or reimburse Seiders for outplacement services at a cost not to exceed $15,000 that have been incurred prior to the earlier of the twelve month anniversary of the Termination Date or the date on which Seiders secures new employment;

(f)	Should Seiders secure another employment position, the Company shall have the right to cease, in its sole discretion, any additional severance payments, outplacement services fees, Health Benefits and any Company payments for Health Benefits and COBRA continuation or life insurance benefits for the period following Seiders’ attainment of other employment.

(g)	Pursuant to their terms, (i) Seiders’ units granted pursuant to the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (the “SPP Plan”) shall vest and be converted to shares of CDI Stock (as defined in the SPP Plan) on April 1, 2012; (ii) Seiders’ outstanding unvested Stock Appreciation Rights will vest upon Retirement, October 1, 2011, and will be exercisable for six months after Retirement; (iii) Seiders’ outstanding unvested Time Vested Deferred Stock grants will have 20% of the original number of shares granted vested on April 1, 2012. All vesting of shares and/or exercises will be net of tax withholdings. All remaining unvested shares, after the above described transactions, will be forfeited.

Company’s obligations under this Section 1 are contingent upon (i) Seiders’ execution of this Agreement and compliance with the terms of this Agreement, (ii) within five days following the Termination Date, Seiders’ execution of the release attached as Exhibit A hereto, (iii) the seven (7) day revocation period provided in Section 8, below, having expired and (iv) Seiders having not exercised that right of revocation.

2. Seiders agrees to continue to perform services as an employee to the Company through September 30, 2011. Seiders will perform such services as he currently performs and in a manner and location as reasonably requested by the Chief Administrative Officer. Seiders will provide such services to the Company on a reasonably satisfactory basis and will be compensated at his current salary and benefits.

BDS	JRS
Company	Seiders

3. From the date hereof through the twelve month period following his Termination Date, Seiders agrees that he will not:

(a)	Directly or indirectly hire or cause to be hired, or solicit, interfere with or attempt to entice away from Company, any individual who is then an employee of Company or, in the case of a person being hired, was an employee of Company within twelve months prior to the date of such hire;

(b)	Directly or indirectly, contact, solicit, interfere with or attempt to entice away from Company any customer of Company on behalf of a business which competes with Company;

(c)	Own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected directly or indirectly, as proprietor, partner, shareholder (other than ownership of not more than two percent of a company’s outstanding capital stock), director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with any business engaged in any of the following activities: that provides candidates or personnel to customers on a direct, contract or temporary basis; which provides technology and/or administration to assist in the coordination of such services provided by multiple vendors; which provides services related to either of the foregoing; which provides architectural, engineering, design, drafting, construction management or related services to customers in the government sector (including the military) or in the aerospace, chemicals, refining, pipeline, power generation, telecommunications, heavy manufacturing, gas gathering and processing, life sciences or any other industry serviced by the Company; or which provides systems and network support, upgrades and migrations; desk-side support; help desk support; data processing; software development or related services to customers. This provision, Section 3 (c) shall apply throughout the United States and in any other geographical market that the Company is then conducting business.

(d)

Seiders acknowledges that the restrictions contained in this Section 3 are reasonably designed to protect the Company’s legitimate business interests. Should Seiders breach any provisions of this Section 3, the Company shall be entitled to injunctive relief in addition to any other relief available in equity or at law, and Seiders shall be responsible for reimbursing the Company’s reasonable

BDS	JRS
Company	Seiders

attorneys’ fees. Should any provision of this Section 3 be determined to be unreasonable as to duration, geographic scope or otherwise by a court of competent jurisdiction, the court shall have the authority to modify such provisions to the extent necessary to render them enforceable.

4. Seiders hereby, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Company and its parent and it parent’s parent, and its and their subsidiaries, affiliates, divisions, successors, and assigns, together with its and their past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (“Company’s Related Parties”), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which Seiders now owns or holds or has at any time heretofore owned or held against said Company or Company’s Related Parties through the date of Seiders’ signature on this Agreement. This general release of claims includes without limitation all claims arising out of or in any way connected with Seiders’ employment relationship with Company or the termination of that employment relationship, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company or any of Company’s Related Parties committed or omitted prior to the date of this Release, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family Medical Leave Act, and any state or local statute which deals with discrimination or any claim for severance pay, bonus, salary, overtime pay, sick leave, holiday pay, vacation pay, stock options or other stock related compensation or programs, life insurance, health or medical insurance, benefits under any pension, retirement or 401(k) plan or any other fringe benefit, or disability benefit.

The release in the previous paragraph shall not, however, release any rights to (i) those items to be paid as consideration under this Agreement, (ii) payments to which Seiders is entitled under any Company insurance, retirement, profit sharing, deferred compensation, 401(k), or any other Company benefit plan as of the Termination Date – the benefits under which will be paid in accordance with the terms of such plans, it being understood and agreed that neither the consideration paid under the Agreement nor the way that consideration is calculated or paid shall create or enhance any such entitlement, or (iii) reimbursement of any business expenses incurred by Seiders in connection with Company’s business and in accordance with Company’s policy for the reimbursement of such expenses.

BDS	JRS
Company	Seiders

5. Seiders warrants and agrees that he is responsible for any federal, state, and local taxes which may be owed by his by virtue of the receipt of any portion of the consideration herein provided. Company will, however, make any appropriate withholdings on amounts to be paid hereunder, as required by law.

6. Seiders acknowledges that he is hereby advised to consult with an attorney of his choice in regard to this Agreement. Company and Seiders represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. Seiders hereby understands and acknowledges the significance and consequences of an agreement such as this and represents that the terms of this Agreement are fully understood and voluntarily accepted by his.

7. Both Seiders and Company have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter.

8. Seiders further acknowledges that he is being given a period of twenty-one days to consider this Agreement and that, should he sign, he may revoke this Agreement within seven (7) days following his signing of the Agreement by giving written notice of such revocation to Company. Such notice must be dated within such seven day time period and must be received promptly thereafter by Company. This Agreement shall not become effective or enforceable until after the seven (7) day revocation period has expired.

9. Following the Termination Date, Seiders’ “Banked PDOs” under the 2004 PDO Return Program will be paid out pursuant to the terms of the 2004 PDO Return Program. Seiders agrees that any unused PDOs accrued through September 30, 2011 will be taken prior to the Termination Date.

10. Seiders agrees to perform certain actions that may be reasonably necessary in Company’s defense or prosecution of disputes, claims and/or lawsuits that involve matters or events, which occurred during Seiders’ period of employment with Company, above. Such actions would include reviewing files and records, attending and participating in meetings, giving depositions, attending and testifying at trials and performing similar actions. Company agrees to provide reasonable notice, and as much notice as is practicable under the circumstances, to Seiders before requesting Seiders to perform any such actions. Company further agrees to cooperate with Seiders in scheduling all such actions so as not to unduly burden Seiders or to unduly interfere with Seiders’ other activities and responsibilities. Company agrees to promptly reimburse Seiders for all out-of-pocket costs (including travel, meal and lodging costs) reasonably incurred by Seiders in fulfilling Seiders’ responsibilities under this paragraph, upon Seiders’ providing proper documentation of such costs. Also, Company agrees to pay Seiders reasonable compensation for time spent by Seiders fulfilling his responsibilities under this paragraph after September 30, 2011.

BDS	JRS
Company	Seiders

11. Seiders will be considered for a partial 2011 bonus at the time bonuses for 2011 are awarded. Pursuant to the Executive Severance Program, any such bonus would be awarded at the sole discretion of the Company’s CEO and Compensation Committee.

12. Seiders agrees to hold all of Company’s Confidential Information in the strictest confidence and not use any Confidential Information for any purpose and not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party. “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to Company, its parents, subsidiaries, affiliates, franchisees and/or its customers, including, without limitation, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers, franchisees and prospective customers, systems for recruitment and franchise sales, contractual arrangements, market research data, information about employees, suppliers, franchisees and other companies with which Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords, source code listings and object code.

13. Seiders agrees to return to Company prior to or upon the Termination Date all Company property and documents that Seiders may have in his possession.

14. Seiders agrees not to use after the Termination Date any computer or network access code or password belonging to Company or made available to his by virtue of his employment with Company, and not to access any computer, network, or data base in the possession or control of Company.

15. Both parties agree to maintain the terms of this Agreement as confidential and not to disclose such terms to any party except that Seiders may disclose the terms of this Agreement to his immediate family and his legal and financial advisors and may disclose the contents of Section 3, i.e. the non-disclosure and non-compete obligation, to prospective employers and that Company may disclose the terms of this Agreement to its financial, accounting and legal advisors or otherwise as may be required by law or necessary for its legitimate business operations

16. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

BDS	JRS
Company	Seiders

17. This Agreement constitutes the entire agreement between the parties concerning the termination of Seiders’ employment, the payment of any compensation to Seiders following such termination and all other subjects addressed herein. This Agreement supersedes and replaces all prior negotiations and agreements relating to the subjects addressed herein. All agreements, proposed or otherwise, whether written or oral, concerning all subject matters covered herein are incorporated into this Agreement.

18. Notwithstanding anything contained herein to the contrary, to the extent that any amounts payable to Seiders under the terms of this Agreement constitute non-qualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”)) and would be subject to any taxes, interest or penalties if paid or provided to Seiders prior to the six month anniversary of his “separation from service” (within the meaning of 409A), then any such payments or benefits that would otherwise be so provided during such six month period shall instead be withheld and paid to Seiders in a lump sum on the first business day following the six month anniversary of his separation from service, with all remaining payments to be provided as if no such delay had occurred. Each severance installment payable under Section 1(b) hereof shall be treated as a series of separate payments in accordance with 409A.

Intending to be legally bound, the parties hereto affix their signatures below.

7-1-11		/s/ Joseph R. Seiders
Date		Joseph R. Seiders

CDI Corporation

7-1-11	By:	/s/ Brian D. Short
Date		Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel

EXHIBIT A

Release and Waiver

Seiders hereby, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Company and its parent and it parent’s parent, and its and their subsidiaries, affiliates, divisions, successors, and assigns, together with its and their past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (“Company’s Related Parties”), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which Seiders now owns or holds or has at any time heretofore owned or held against said Company or Company’s Related Parties through the date of Seiders’ signature on this Agreement. This general release of claims includes without limitation all claims arising out of or in any way connected with Seiders’ employment relationship with Company or the termination of that employment relationship, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company or any of Company’s Related Parties committed or omitted prior to the date of this Release, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family Medical Leave Act, and any state or local statute which deals with discrimination or any claim for severance pay, bonus, salary, overtime pay, sick leave, holiday pay, vacation pay, stock options or other stock related compensation or programs, life insurance, health or medical insurance, benefits under any pension, retirement or 401(k) plan or any other fringe benefit, or disability benefit.

The release in the previous paragraph shall not, however, release any rights to (i) those items to be paid as consideration under this Agreement, (ii) payments to which Seiders is entitled under any Company insurance, retirement, profit sharing, deferred compensation, 401(k), or any other Company benefit plan as of the Termination Date – the benefits under which will be paid in accordance with the terms of such plans, it being understood and agreed that neither the consideration paid under the Agreement nor the way that consideration is calculated or paid shall create or enhance any such entitlement, or (iii) reimbursement of any business expenses incurred by Seiders in connection with Company’s business and in accordance with Company’s policy for the reimbursement of such expenses.

Date	Joseph R. Seiders